EXHIBIT 99.2: PAYCHEX, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the Company’s operating results for each of the three fiscal years in the period ended May 31, 2004 (fiscal 2004, 2003, and 2002), and its financial condition at May 31, 2004. This review provides additional analysis and disclosure than that contained in the Company’s June 24, 2004 Press Release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

     This review is preliminary and not a complete discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports on Form 10-Q. The Company expects to file its fiscal 2004 Form 10-K with the Securities and Exchange Commission within seventy-five days after the May 31, 2004 fiscal year-end. The fiscal 2004 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final Management’s Discussion and Analysis of Financial Condition and Results of Operations.

     Forward-looking statements in this Management’s Discussion and Analysis are qualified by the “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995 included in the Company’s Press Release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

Overview

     Paychex is a leading national provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. The Company has a broad portfolio of products and services that allow its clients to meet their diverse payroll and human resource needs. These include payroll processing, tax filing and payment, employee payment, time and attendance systems, regulatory compliance (new-hire reporting and garnishment processing), retirement services administration, employee benefits administration, workers’ compensation insurance, and comprehensive bundled human resource administrative services. The Company’s strategy is focused on growing its client base, increasing utilization of ancillary services, and leveraging its technological and operating infrastructure. The Company earns its revenues primarily through recurring fees for repetitive services performed related to these products. Service revenues are largely driven by the number of clients, utilization of ancillary services, and checks or transactions per client per pay period. The Company also earns interest on funds held for clients between the time of collection from clients and remittance to the respective tax agencies or client employees.

     In fiscal 2004, the Company completed its fourteenth consecutive year of record total revenues, net income, and diluted earnings per share. For fiscal 2004, total revenues grew 18% year-over-year to $1,294.3 million. This in turn generated net income of $303.0 million, or $.80 diluted earnings per share. In comparison, revenues for fiscal 2003 increased 15% year-over-year to $1,099.1 million. Net income in fiscal 2003 was $293.5 million, or $.78 diluted earnings per share. Year-over-year growth in net income was 3% and 7% for fiscal 2004 and fiscal 2003, respectively. Operating income increased 8% year-over-year in fiscal 2004 to $433.3 million, compared with a year-over-year increase in fiscal 2003 of 10% to $401.0 million.

     During fiscal 2004, the Company’s results of operations were impacted by expense charges to increase the reserve for pending legal matters of Rapid Payroll, Inc. (a wholly owned subsidiary of the Company). These charges totaled $35.8 million, reflecting $9.2 million recorded in the third quarter and $26.6 million recorded in the fourth quarter. The expense charges reduced diluted earnings per share for fiscal 2004 by approximately $.06 per share. The fiscal 2004 results of operations were also impacted by approximately $6.4 million of net incremental PEO revenue resulting from a refund of PEO workers’ compensation insurance premiums and a reduction of the estimated claims loss exposure under the fiscal 2003 insurance policy, which was recorded in the third quarter.

     The Company’s results of operations for fiscal 2004 and fiscal 2003 were also impacted by the acquisitions in fiscal 2003 of two payroll service providers servicing small- to medium-sized businesses in the United States. On September 20, 2002, Paychex acquired Advantage Payroll Services, Inc. (“Advantage”) for $314 million in cash. On April 1, 2003, Paychex acquired InterPay, Inc. (“InterPay”) for $182 million in cash. These two acquisitions provided Paychex with over 80,000 new clients. The Company’s results of operations for fiscal 2004 include the results of Advantage and InterPay for the entire period. The results of operations for fiscal 2003 include the results of Advantage and InterPay from the respective dates of acquisition. In April 2004, the Company acquired substantially all of the assets and certain liabilities of Stromberg LLC (“Stromberg”), a provider of time and attendance software solutions, for $13.6 million. $12.6 million was paid in the fourth quarter of fiscal 2004 with an additional $1.0 million expected to be paid in the fourth quarter of fiscal 2005. The Stromberg acquisition did not have a material impact on the results of operations of the Company for fiscal 2004.

     During fiscal 2002, fiscal 2003, and fiscal 2004, the Company, and the industry as a whole, experienced lower growth rates as a result of challenging economic conditions and the effect of lower interest rates. The downturn in the economy impacted payroll service revenues as a result of lower checks per client as existing clients reduced their work forces. Checks per client (excluding Advantage and InterPay) decreased 3.0% and .5% year-over-year in fiscal 2002 and fiscal 2003, respectively. For fiscal 2004, checks per client (excluding Advantage and InterPay) were relatively comparable with the prior year period.

     In response to economic conditions, the Federal Reserve lowered the Federal Funds rate thirteen times from January 2001 through May 31, 2004 to 1.00%, for a cumulative 550-basis-point reduction. Lower interest rates have adversely impacted income earned on the Company’s funds held for clients and corporate investment portfolios. During the last three fiscal years, the Company was able to offset some of the impact of lower interest rates by realizing gains from the sale of available-for-sale investments in both the client funds and corporate investment portfolios.

     Due to the impact of fluctuations in interest rates earned on funds held for clients and corporate investments, the Company also focuses on operating income excluding interest on funds held for clients in evaluating the results of operations. Operating income excluding interest on funds held for clients experienced year-over-year growth of 9% in fiscal 2004 and 16% in fiscal 2003, increasing to $379.1 million and $347.9 million, respectively. Operating income was also impacted by the $35.8 million of expense charges to increase the reserve for pending legal matters and the $6.4 million of net incremental PEO revenue. Operating income excluding interest on funds held for clients and these two unusual items was $408.5 million in fiscal 2004, an increase of 17% year-over-year.

     Paychex continues to make investments in the business as part of its growth strategy. Some of these investments include the following:

     Growing the client base and increasing utilization of ancillary services: In fiscal 2004, the Company reached a milestone as its client base increased to approximately 505,000 clients at May 31, 2004. This compares with approximately 490,000 clients at May 31, 2003 and over 390,000 clients at May 31, 2002. The acquisitions of Advantage and InterPay in fiscal 2003 accounted for over 80,000 clients. Year-over-year client growth was approximately 3% for fiscal 2004. Client growth excluding the impact of the acquisitions was approximately 7% for fiscal 2004 and slightly less than 5% for fiscal 2003.

     Paychex has continued to invest in its direct sales force as the Company believes there is opportunity for growth within the target market of small- to medium-sized businesses. The approximate composition of the Company’s direct sales force is summarized in the following table:

For fiscal year	2004	2003	2002
Core Payroll	985	900	880
MMS Payroll	150	125	100
Human Resources/401(k)	200	180	165
PAS/PEO	105	80	65
Licensed agents for workers’ compensation	40	40	40

Total sales representatives	1,480	1,325	1,250

     The Company believes there are opportunities for growth within the current client base, as well as with new clients, through increased utilization of the Company’s payroll-related and human resource ancillary services. Ancillary services effectively leverage the payroll processing data, and therefore, are beneficial to the Company’s operating margin. Penetration of the Company’s tax filing and payment services and employee payment services has continued to increase, and totals 89% and 63%, respectively, at May 31, 2004. Client bases in the human resource and employee benefits areas have continued to grow as shown in the following table:

As of May 31,	2004	2003	2002
401(k) recordkeeping clients	29,000	26,000	23,000
Workers’ compensation insurance clients	37,000	32,000	26,000
PAS/PEO worksite employees	157,000	103,000	80,000

     Effective integration of acquired businesses: During fiscal 2003 and fiscal 2004, the Company has been integrating Advantage and InterPay into the operations of Paychex. These integration efforts will lead to efficiencies in operations and services provided to clients. By the end of fiscal 2003, the sales forces of these companies were combined with the Paychex sales force, and the responsibility for their operations and corporate support had been integrated into the management structure of Paychex. By the end of fiscal 2004, most branch operations had been integrated into existing Paychex locations. The Company’s primary integration focus continues to be on client service and retention. The Advantage payroll system is being retained for the foreseeable future in order to service clients affiliated with independently owned associate offices and Advantage co-branded products. Approximately one-half of the InterPay clients were converted to Paychex software platforms by the end of May 2004, with the remaining clients expected to be converted by December 2004.

     Focus on customer service: The Company has always focused on customer service and minimizing client losses, and in fiscal 2004, client satisfaction survey results improved over fiscal 2003. Client losses, which are slightly higher than 20% of the beginning client base, are near historical lows. The most significant factor contributing to client losses is companies going out of business. In addition, Paychex has invested in efforts to reduce turnover of payroll specialists, who are the primary contact with the clients, through improvements in work processes, technology, and compensation. These efforts have resulted in improvement in retention of payroll specialists.

     Other initiatives: Other initiatives during fiscal 2004 include the following:

•	Paychex expanded its product line to include time and attendance solutions products.

•	In the fourth quarter of fiscal 2004, Paychex began operating a start-up payroll sales and operations facility in Germany. This represents the first expansion of Paychex outside of the United States.

•	Paychex expanded its network of offices within the United States by opening four new offices in mid-tier markets. The Company anticipates opening additional offices in similar-sized markets in fiscal 2005.

     None of these initiatives, either individually or in the aggregate, had a material impact on the Company’s results of operations.

     In fiscal 2003, the Company placed into service a $30 million consolidated data center in Rochester, New York. This data center was designed to enhance data processing and disaster recovery capabilities.

     At May 31, 2004, the Company maintains a strong financial position with total cash and corporate investments of $523.8 million. The Company’s primary source of cash is its ongoing operations. Cash flow from operations was $390.1 million in fiscal 2004 and $373.7 million in fiscal 2003, year-over-year increases of 4% and 23%, respectively. Historically, the Company has funded its operations, capital purchases, purchases of corporate investments, and dividend payments from its operating activities. The acquisitions of Advantage and InterPay in fiscal 2003 and Stromberg in fiscal 2004, were funded from the Company’s cash and corporate investments. It is anticipated that current cash and corporate investment balances, along with projected operating cash flows, will support normal business operations, capital purchases, and current dividend payments for the foreseeable future.

     For further analysis of the Company’s results of operations for fiscal years 2004, 2003, and 2002, and financial position at May 31, 2004, refer to the discussion of “Critical Accounting Policies” and the charts and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review.

Critical Accounting Policies

     The Company’s discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting policies. The preparation of these financial statements requires the Company’s management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, the Company evaluates the accounting policies and estimates used to prepare the Consolidated Financial Statements, including, but not limited to, those related to revenue recognition, PEO workers’ compensation insurance, investments, goodwill and intangible assets, fixed assets, potential losses resulting from its clients’ inability to meet their payroll obligations, contingencies, allowance for doubtful accounts, and income taxes. The Company bases its estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to the Company’s results of operations or financial position are discussed below.

     Revenue recognition: Service revenues are recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. The Company’s service revenues are largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. Paychex provides delivery service for the distribution of certain client payroll checks and reports. The revenue earned from delivery service is included in service revenues, and the costs for delivery are included in operating costs on the Consolidated Statements of Income.

     Professional Employer Organization (PEO) revenues are included in service revenues and are reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $1,846.1 million, $1,460.7 million, and $1,056.9 million for fiscal 2004, 2003, and 2002, respectively.

     Interest on funds held for clients is earned primarily on funds that are collected before due dates from clients for payroll tax filing and payment services and employee payment services and invested (funds held for clients) until remittance to the applicable tax agencies or client employees. These collections from clients are typically remitted between one and thirty days after receipt, with some items extending to ninety days. The interest earned on these funds is included in total revenues on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sale of available-for-sale securities.

     PEO workers’ compensation insurance: In fiscal 2003, workers’ compensation insurance for PEO worksite employees was provided under a pre-funded, deductible workers’ compensation policy with a national insurance company. Under this policy, the Company’s maximum individual claims liability was $250,000 and the aggregate claims exposure was based on a percentage of premium rates as applied to workers’ compensation payroll.

     Based on claims experience, during the third quarter of fiscal 2004, the Company recorded approximately $6.4 million of net incremental PEO revenue resulting from a refund of insurance premium and a reduction in estimated claims loss exposure under the fiscal 2003 policy. The fiscal 2004 policy is similar to the fiscal 2003 policy, except that the Company’s maximum individual claims liability is $500,000. At May 31, 2004, the Company has recorded $1.8 million in current liabilities for workers’ compensation claims cost based on the estimated loss exposure under the fiscal 2003 policy, and an estimated prepayment of $5.0 million under the fiscal 2004 policy in prepaid expenses and other current assets. These estimates may change in the future based on claims experience trends.

     Valuation of investments: The Company’s investments in debt securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income as reported on the Company’s Consolidated Statements of Stockholders’ Equity. However, changes in the fair value of investments impact the Company’s net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On the Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.

     The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to mitigate this risk by investing primarily in high-credit-quality securities. The Company periodically reviews its investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require the Company to record an impairment charge in the period any such determination is made. In making this judgment, the Company evaluates, among other things, the duration and extent to which the fair value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and its ability and intent to hold the investment until the earlier of maturity or market price recovery. The Company’s assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in the Company’s strategies or assumptions related to any particular investment.

     Goodwill and intangible assets: For business combinations, Paychex assigns estimated fair values to all assets and liabilities acquired, including intangible assets such as customer lists, certain license agreements, trade names, and non-compete agreements. The assignment of fair values to acquired assets and liabilities and the determination of useful lives for depreciable and amortizable assets requires significant estimates, judgments, and assumptions. For certain fixed assets, including software, and intangible assets, the Company utilizes the assistance of independent valuation consultants. The remaining purchase price of the acquired business not assigned to identifiable assets and liabilities is recorded as goodwill.

     The Company has $405.7 million of goodwill recorded on its Consolidated Balance Sheet at May 31, 2004 resulting from acquisitions in fiscal 2003 and fiscal 2004. Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill not be amortized, but instead tested for impairment on an annual basis and at interim periods if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. The Company performs its annual review at the beginning of the fourth fiscal quarter. The Company’s business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. Based on the results of the Company’s goodwill impairment review, no impairment charge was recognized. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of the goodwill balance.

     The Company also tests intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

     Fixed assets: The carrying value of fixed assets, including costs for acquired software and software developed for internal use, reflects estimates, assumptions, and judgments relative to capitalized costs, useful lives, utilization, and salvage value. For software developed for internal use, all external direct costs for materials and services and certain payroll and related fringe costs are capitalized in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company reviews the carrying value of fixed assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

     Accrual for client fund losses: The Company maintains an accrual for estimated losses associated with its clients’ inability to meet their payroll obligations. As part of providing payroll, tax filing and payment services, and employee payment services, Paychex is authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money funds transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. The Company evaluates certain uncollected amounts on a specific basis and analyzes historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.

     Contingent liabilities: The Company is subject to various claims and legal matters. During the third and fourth quarters of fiscal 2004, the Company recorded $9.2 million and $26.6 million, respectively, in expense charges to increase its reserves for pending legal matters. At May 31, 2004, the Company has recorded approximately $35.0 million in reserves for pending legal matters based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires the Company to record a reserve if it believes an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. These reserves may change in the future due to new developments or changes in the Company’s strategies or assumptions related to any particular matter. In light of the reserves that have been recorded, the Company’s management currently believes that resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on the Company’s financial position and the results of operations in the period in which any such effect is recorded.

Results of Operations

Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2004	Change	2003	Change	2002	Change
Revenues:
Payroll	$1,042.4	16.1%	$897.5	16.5%	$770.3	11.8%
Human Resource and Benefits	197.7	33.1%	148.5	21.8%	121.9	24.6%

Total service revenues	1,240.1	18.6%	1,046.0	17.2%	892.2	13.4%
Interest on funds held for clients	54.2	2.3%	53.1	-15.4%	62.7	-24.7%

Total revenues	1,294.3	17.8%	1,099.1	15.1%	954.9	9.8%
Combined operating and SG&A expenses	861.0	23.4%	698.1	18.1%	591.2	10.9%

Operating income	433.3	8.0%	401.0	10.3%	363.7	8.0%
as a % of total revenues	33.5%		36.5%		38.1%
Investment income, net	16.5	-46.0%	30.5	-2.6%	31.3	14.8%

Income before income taxes	449.8	4.2%	431.5	9.2%	395.0	8.5%
as a % of total revenues	34.7%		39.3%		41.4%
Income taxes	146.8	6.3%	138.0	14.6%	120.5	10.4%

Net income	$303.0	3.2%	$293.5	6.9%	$274.5	7.7%

as a % of total revenues	23.4%		26.7%		28.7%
Diluted earnings per share	$.80	2.6%	$.78	6.8%	$.73	7.4%

Analysis of Operating Income:
Operating income	$433.3	8.0%	$401.0	10.3%	$363.7	8.0%
Less: Interest on funds held for clients	54.2	2.3%	53.1	-15.4%	62.7	-24.7%

Operating income excluding interest on funds held for clients	$379.1	8.9%	$347.9	15.6%	$301.0	18.8%

as a % of total service revenues	30.6%		33.3%		33.7%

Adjustment for fiscal 2004 unusual items:
Plus: Expense charges to increase the reserve for pending legal matters	35.8		—		—
Less: Net incremental PEO revenue	6.4		—		—

	29.4		—		—

Operating income excluding interest on funds held for clients and unusual items	$408.5	17.4%	$347.9	15.6%	$301.0	18.8%

as a % of total service revenues	32.9%		33.3%		33.7%

     Details regarding the Company’s funds held for clients and corporate investment portfolios are as follows:

($ in millions)
For the fiscal year ended May 31,	2004	2003	2002
Average investment balances:
Funds held for clients	$2,515.3	$2,176.4	$1,852.4
Corporate investments	446.9	547.6	686.5

Total	$2,962.2	$2,724.0	$2,538.9

Average interest rates earned (exclusive of realized gains/losses):
Funds held for clients	1.7%	2.3%	2.9%
Corporate investments	2.3%	3.3%	3.7%
Combined funds held for clients and corporate investment portfolios	1.8%	2.5%	3.1%

Net realized gains:
Funds held for clients	$11.5	$4.0	$9.2
Corporate investments	7.4	13.7	6.7

Total	$18.9	$17.7	$15.9

As of May 31,	2004	2003	2002
Unrealized (losses)/gains on available-for-sale securities portfolio (in millions)	$(4.2)	$45.0	$26.7
Federal Funds rate	1.00%	1.25%	1.75%
Three-year “AAA” municipal securities yield	2.50%	1.40%	2.75%
Total available-for-sale securities (in millions)	$1,358.7	$1,388.7	$1,502.7
Average duration of available-for-sale securities portfolio in years	2.1	2.3	2.3
Weighted average yield-to-maturity of available-for-sale securities portfolio	2.3%	3.1%	3.6%

Revenues:

     Total service revenues are comprised of revenues from the Payroll and Human Resource and Benefits product lines. Payroll service revenues are earned primarily from payroll processing, tax filing and payment services, employee payment services, and other ancillary services. Human Resource and Benefits service revenues are earned primarily from Retirement Services, Workers’ Compensation Insurance Administration, Section 125 Plan Administration, and Paychex Administrative Services and Professional Employer Organization bundled services. The company estimates that year-over-year organic service revenue growth was approximately 13% for fiscal 2004 and approximately 11% for fiscal 2003.

     The increase in Payroll service revenues in fiscal 2004 compared with fiscal 2003 is due to the acquisitions of Advantage and InterPay, organic client base growth, increased utilization of ancillary services by both new and existing clients, and price increases. The increase in Payroll service revenues in fiscal 2003 compared with fiscal 2002 is attributable to the same factors.

     As of May 31, 2004, 89% of all clients utilized the Company’s tax filing and payment services, compared with 87% at May 31, 2003 and 85% at May 31, 2002. The Company believes the client utilization percentage of the tax filing and payment services is near maturity. The Company’s employee payment services were utilized by 63% of its clients at May 31, 2004, compared with 60% at May 31, 2003 and 57% at May 31, 2002. More than 90% of new clients purchase the Company’s tax filing and payment services and more than 70% of new clients purchase employee payment services. Major Market Services revenues totaled $139.7 million, $101.7 million, and $71.7 million for fiscal years 2004, 2003, and 2002, respectively. This represents year-over-year revenue growth of 37% for fiscal 2004 and 42% for fiscal 2003. Approximately one-third of new Major Market Services clients are conversions from the Company’s Core Payroll service.

     The increases in Human Resource and Benefits service revenues in fiscal 2004 and fiscal 2003 are primarily related to increases in the number of clients utilizing Retirement Services products and increases in Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) client employees serviced. Fiscal 2004 also benefited from improving net PEO workers’ compensation revenue under the fiscal 2004 insurance policy and higher workers’ compensation Pay-As-You-GoSM revenue. In the third quarter of fiscal 2004, the Company recorded approximately $6.4 million of net incremental PEO revenue resulting from a refund of PEO workers’ compensation insurance premium and a reduction of the estimated claims loss exposure under the fiscal 2003 insurance policy. Excluding this item, Human Resource and Benefits service revenue increased 29% for fiscal 2004. Retirement Services revenues totaled $79.0 million, $66.7 million, and $56.5 million in fiscal 2004, 2003, and 2002, respectively. This represents year-over-year revenue growth of 18% for both fiscal 2004 and fiscal 2003. The Company serviced over 29,000 and over 26,000 Retirement Services clients at May 31, 2004 and 2003, respectively.

     The Paychex Administrative Services (PAS) product is a combined package of payroll, employer compliance, employee benefit administration, and risk management outsourcing services designed to make it easier for small businesses to manage their payroll and benefit costs. The Company’s PEO product provides primarily the same bundled services as the PAS product, but with Paychex acting as a co-employer of the client’s employees. The PEO service is available primarily in the states of Florida and Georgia, where PEOs are more prevalent. Sales of the PAS and PEO products have been strong, with administrative fee revenues from these products increasing 34% and 40% for fiscal 2004 and 2003, respectively. The PAS and PEO products serviced over 157,000 and over 103,000 client employees as of May 31, 2004 and 2003, respectively.

     The increase in interest on funds held for clients in fiscal 2004 compared with fiscal 2003 is the result of higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by lower average interest rates earned in fiscal 2004. In fiscal 2003, interest on funds held for clients declined when compared to fiscal 2002 due to lower average interest rates earned and a decrease in net realized gains, offset somewhat by higher average portfolio balances. The higher average portfolio balances in both fiscal 2004 and fiscal 2003 were driven by the acquisitions of Advantage and InterPay in fiscal 2003 and from organic client base growth.

Expenses:

     The following table summarizes total consolidated operating, selling, general, and administrative expenses:

In millions	2004	Change	2003	Change	2002	Change
Compensation related	$510.2	17.1%	$435.7	16.0%	$375.7	11.7%
Facilities (excluding depreciation)	45.3	6.8%	42.4	15.5%	36.7	20.7%
Depreciation of property and equipment	39.2	15.6%	33.9	25.6%	27.0	10.7%
Amortization of intangible assets	16.6	74.7%	9.5	280.0%	2.5	25.0%
Expense charges to increase legal reserves	35.8	—	—	—	—	—
Other	213.9	21.1%	176.6	18.3%	149.3	6.6%

Total operating and SG&A expenses	$861.0	23.4%	$698.1	18.1%	$591.2	10.9%

     The increases in most expense categories in fiscal 2004 and fiscal 2003 were due in part to the acquisitions of Advantage and InterPay in fiscal 2003. This includes the additional investment the Company made in its direct sales force in the second and fourth quarters of fiscal 2003, as it integrated the sales forces of Advantage and InterPay. The remaining increases are primarily due to investments in personnel, information technology, and facility costs to support the organic growth of the Company. At May 31, 2004, the Company had approximately 9,400 employees compared with approximately 8,850 at May 31, 2003 and 7,400 at May 31, 2002.

     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. In addition to the impact from the acquisitions, depreciation expense in fiscal 2004 and fiscal 2003 was higher due in part to the purchase of a 220,000-square-foot facility in Rochester, New York, and the placement of a $30 million consolidated data center into service, both of which occurred during the first half of fiscal 2003. Amortization of intangible assets is primarily related to client lists obtained from the acquisitions. Fiscal 2004’s expense growth was also impacted by higher legal and professional service fees. During fiscal 2004, the Company recorded approximately $35.8 million in expense charges to increase reserves for pending legal matters. Excluding this amount, consolidated expenses grew 18% in fiscal 2004.

Operating Income:

     As a result of the above factors, operating income increased 8% and 10% in fiscal 2004 and fiscal 2003 to $433.3 million and $401.0 million, respectively.

Investment Income:

     Investment income, net primarily represents earnings from the Company’s cash and cash equivalents and investments in available-for-sale investment securities. Investment income does not include interest on funds held for clients, which is included in total revenues. The decrease in investment income in fiscal 2004 compared with fiscal 2003 is mainly due to a decrease in average daily invested balances, lower average interest rates earned, and lower net realized gains on the sale of available-for-sale investments. The decrease in investment income in fiscal 2003 compared with fiscal 2002 is mainly due to a decrease in average daily invested balances and lower average interest rates earned, offset by higher net realized gains on sales of available-for-sale securities. The decrease in average daily invested balances in fiscal 2004 and fiscal 2003, and higher realized gains in fiscal 2003 are primarily the result of the sale of corporate investments to fund the Advantage and InterPay acquisitions in fiscal 2003. The Company estimates that year-over-year reductions in investment income due to the use of corporate investments to fund the two acquisitions in fiscal 2003 were approximately $7.4 million and $7.6 million, respectively, in fiscal 2004 and fiscal 2003.

Income Taxes:

     The effective income tax rate was 32.6% in fiscal 2004, compared with 32.0% in fiscal 2003 and 30.5% in fiscal 2002. The increases in the effective income tax rate are primarily the result of lower levels of tax-exempt income, which is derived primarily from municipal debt securities in the funds held for clients and corporate investment portfolios. Fiscal 2005’s effective income tax rate is expected to approximate 33.0%.

Outlook

     The Company’s current outlook for the full year fiscal 2005 is summarized as follows:

•	Payroll service revenue growth is projected to be in the range of 9% to 11%.

•	Human Resource and Benefits service revenue growth is expected to be in the range of 12% to 14%, reflecting the impact of the net incremental PEO revenue benefit recorded in fiscal 2004.

•	Total service revenue growth is projected to be in the range of 10% to 12%.

•	Interest on funds held for clients is expected to decrease approximately 10% to 15%.

•	Total revenue growth is estimated to be in the range of 9% to 11%.

•	Corporate investment income is anticipated to decrease approximately 25% to 30%.

•	Net income growth is expected to be in the range of 16% to 18%.

•	Growth in operating income excluding interest on funds held for clients, the expense charges for pending legal matters, and the net incremental PEO revenue, is expected to be in excess of 15%.

     These projections are based on current economic and interest rate conditions continuing with no significant changes.

Liquidity and Capital Resources

     At May 31, 2004, the Company’s principal source of liquidity was $523.8 million of cash and corporate investment balances. Current cash and corporate investments and projected operating cash flows are expected to support normal business operations, purchases of property and equipment, and current dividend payments for the foreseeable future.

Commitments and Contractual Obligations

     The Company has unused borrowing capacity available under three uncommitted, short-term lines of credit with financial institutions at market rates of interest as follows:

Expiration Date	Amount Available	Secured/Unsecured
June 2004	$100 million	Unsecured
July 2004	$150 million	Unsecured
January 2005	$350 million	Secured

     The primary uses of the lines of credit would be to meet short-term funding requirements related to client fund deposit obligations or to fund normal business operations, if necessary. The secured line of credit is collateralized primarily by securities in the Company’s investment portfolios. No amounts were outstanding against these lines of credit during fiscal 2004 or at May 31, 2004.

     At May 31, 2004, the Company had letters of credit outstanding totaling $8.4 million required to secure commitments under certain insurance policies. These letters of credit expire at various dates between December 2004 and December 2005.

     At May 31, 2004, the Company has recorded $1.0 million in other current liabilities for additional purchase price expected to be paid for the Stromberg acquisition in the fourth quarter of fiscal 2005.

     The Company has entered into various operating leases and purchase obligations that, under U.S. generally accepted accounting principles, are not reflected on the Consolidated Balance Sheets at May 31, 2004. The table below summarizes the Company’s estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other long-term liabilities on the Consolidated Balance Sheets at May 31, 2004:

	Payments due by period
		Less than 1			More than 5
In millions	Total	year	1-3 years	4-5 years	years
Operating leases (1)	$130.8	$32.4	$51.8	$32.7	$13.9
Other purchase obligations (2)	33.0	23.1	9.9	—	—
Other long-term liabilities (3)	4.6	1.4	1.6	.5	1.1

Total	$168.4	$56.9	$63.3	$33.2	$15.0

(1)	The Company’s operating leases are primarily for office space and equipment used by its operations throughout the United States. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage and InterPay, which are included in the table above with other long-term liabilities.

(2)	Purchase obligations include the Company’s estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $5.4 million of commitments to purchase capital assets. Amounts actually paid under some of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other long-term liabilities are reflected in the Consolidated Balance Sheets at May 31, 2004 with $1.4 million in other current liabilities and $3.2 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $10.7 million are excluded because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.

     Paychex, through it’s acquisition of Advantage, has license agreements with fifteen independently owned associate offices, which are responsible for selling and marketing the Company’s payroll services and performing certain operational functions, while Paychex provides all centralized back-office payroll processing and tax filing services. In addition, the Company has a relationship with NEBS (“New England Business Service, Inc.”) whereby Paychex performs all client functions other than sales and marketing. Under these arrangements, Paychex pays the Associates and NEBS commissions based on processing activity for the related clients. Since the actual amounts of future payments is uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates and NEBS in fiscal 2004 was $14.4 million.

     In the normal course of business, the Company makes representations and warranties that guarantee the performance of the Company’s services under service arrangements with clients. The Company has entered into indemnification agreements with its officers and directors, which require the Company to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services to Paychex and its subsidiaries. Historically, there have been no material losses related to such guarantees and indemnifications.

Off-Balance Sheet Arrangements

     As part of its ongoing business, Paychex does not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes.

Operating Cash Flow Activities

In millions	2004	Change	2003	Change	2002	Change
Net income	$303.0	3.2%	$293.5	6.9%	$274.5	7.7%
Non-cash adjustments to net income	106.7	65.3%	64.6	6.3%	60.8	-3.5%
Cash (used by) provided by changes in working capital and other assets and other liabilities	(19.6)	—	15.6	—	(31.5)	144.4%

Net cash provided by operating activities	$390.1	4.4%	$373.7	23.0%	$303.8	—

     The increase in operating cash flows in fiscal 2004 reflects higher net income adjusted for non-cash items, offset by cash used by working capital. The increase in operating cash flows in fiscal 2003 is due to higher net income adjusted for non-cash items and cash provided by working capital. The increases in non-cash adjustments to net income are primarily related to higher depreciation and amortization on fixed and intangible assets. In fiscal 2004, non-cash adjustments to net income were also impacted by $35.8 million in expense charges to increase reserves for pending legal matters. The fluctuations in working capital between periods were primarily related to the timing of accounts receivable billing and collection, and timing of payments for compensation, PEO payroll, income tax, and other liabilities.

Investing Cash Flow Activities

In millions	2004	Change	2003	Change	2002	Change
Net funds held for clients and corporate investment activities	$(25.1)	—	$358.2	—	$(94.7)	-34.3%
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(50.6)	-16.0%	(60.2)	10.7%	(54.4)	20.2%
Acquisitions of businesses, net of cash acquired	(13.2)	-97.3%	(492.6)	—	—	—
Purchases of other assets	(2.4)	-38.2%	(3.9)	78.9%	(2.2)	-73.9%

Net cash used in investing activities	$(91.3)	-54.0%	$(198.5)	31.2%	$(151.3)	-23.5%

     Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities. Corporate investments are primarily comprised of available-for-sale debt securities.

     The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to tax authorities for tax filing and payment services, and employees of clients utilizing employee payment services. Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of corporate investments. During fiscal 2003, corporate investments were sold to fund the acquisitions of Advantage and InterPay. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.

     Acquisitions of businesses, net of cash acquired: In fiscal 2004, the Company paid approximately $12.6 million in cash for the acquisition of Stromberg and $.6 million of additional purchase price related to the InterPay acquisition. In fiscal 2003, the company paid $314.4 million in cash for the acquisition of Advantage and $181.7 million in cash for the acquisition of InterPay.

     Purchases of property and equipment: To support the Company’s continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. In fiscal 2004, the Company made purchases of property and equipment of $50.6 million, compared with $60.2 million of purchases in fiscal 2003, and $54.4 million in fiscal 2002. The capital expenditures in fiscal 2003 include the purchase of a 220,000-square-foot facility in Rochester, New York. In the second quarter of fiscal 2003, the Company placed into service a consolidated data center to enhance data processing and disaster recovery capabilities. Purchases of data processing equipment, software, and building improvements in fiscal 2003 and 2002 for the data center were approximately $12.2 million and $18.3 million, respectively. Construction in progress totaled $10.9 million and $5.0 million at May 31, 2004 and 2003, respectively. These amounts primarily represent costs for software being developed for internal use.

     During fiscal 2004, fiscal 2003, and fiscal 2002, the Company purchased approximately $1.2 million, $2.6 million, and $11.2 million, respectively, of data processing equipment and software from EMC Corporation, whose President and Chief Executive Officer is a member of the Board of Directors of Paychex.

     Purchases of property and equipment in fiscal 2005 are expected to be in the range of $65 million to $70 million. The expected increase in fiscal 2005 capital expenditures reflects higher anticipated purchases for printing equipment, communication system upgrades, and branch expansions. Fiscal 2005 depreciation expense is projected to be in the range of $40 million to $45 million. In addition, the Company projects amortization of intangible assets for fiscal 2005 to be in the range of $15 million to $16 million.

Financing Cash Flow Activities

In millions, except per share amounts	2004	Change	2003	Change	2002	Change
Dividends paid	$(177.4)	7.2%	$(165.5)	5.1%	$(157.5)	27.9%
Proceeds from exercise of stock options	18.3	123.6%	8.2	-61.2%	21.0	44.0%

Net cash used in financing activities	$(159.1)	1.2%	$(157.3)	15.3%	$(136.5)	25.7%

Cash dividends per common share	$.47	6.8%	$.44	4.8%	$.42	27.3%

     Dividends paid: In October 2003, the Board of Directors approved a 9.1% increase in the quarterly dividend payment to $.12 per share from $.11 per share. In October 2001, the Board of Directors approved a 22.2% increase in the quarterly dividend payment to $.11 per share from $.09 per share. The dividends paid as a percentage of net income totaled 59%, 56%, and 57% in fiscal 2004, fiscal 2003, and fiscal 2002, respectively. Future dividends are dependent on the Company’s future earnings and cash flow and are subject to the discretion of the Board of Directors.

     Proceeds from exercise of stock options: The increase in proceeds from the exercise of stock options in fiscal 2004 compared with fiscal 2003 is primarily due to an increase in both the average exercise price per share and the number of shares exercised. The decrease in proceeds from the exercise of stock options in fiscal 2003 compared with fiscal 2002 is due to a decrease in the number of shares exercised. Shares exercised in fiscal 2004 were 1.3 million compared with .8 million shares in fiscal 2003, and 2.2 million shares in fiscal 2002. The Company has recognized a tax benefit from the exercise of stock options of $10.2 million, $5.5 million, and $24.1 million for fiscal 2004, fiscal 2003, and fiscal 2002, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in capital, with no impact on the expense amount for income taxes.

Other

     New accounting pronouncements: In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires companies to record a liability at fair value for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement was effective for the Company for the fiscal year beginning June 1, 2003. The Company adopted this Statement in the first quarter of fiscal 2004 with no material impact on its results of operations or financial position.

     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” A variable interest entity is an entity that has: (1) an insufficient amount of equity to absorb the entity’s losses; (2) equity owners that do not have voting rights; or (3) equity that does not absorb the entity’s losses or residual returns. FIN 46 requires a variable interest entity to be consolidated by its primary beneficiary, which is the company that is subject to a majority of the risk of loss from the entity’s activities, or is entitled to receive a majority of the entity’s residual returns, or both. For Paychex, the effective date for application of FIN 46 to variable interest entities created before February 1, 2003 was the fourth quarter of fiscal 2004. The Company has investments in various U.S. real estate partnership arrangements, which provide income tax credits for the Company. These partnerships have been determined to be variable interest entities as defined by FIN 46. At May 31, 2004, the Company’s net invested equity in these partnerships was approximately $6.1 million. The Company has determined that it is not the primary beneficiary of these partnerships, and as such, the Company’s adoption of FIN 46 in the fourth quarter of fiscal 2004 did not have a material impact on its results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative under SFAS No. 133, and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company currently does not utilize derivative instruments, and therefore, the adoption of this standard did not have an impact on its results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 was effective for all financial instruments entered into or modified after May 31, 2003. The Company currently does not issue financial instruments covered within the scope of SFAS No. 150, and therefore, the adoption of this standard did not have an impact on its results of operations or financial position.

Market Risk Factors

     Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, and corporate investments are primarily comprised of available-for-sale debt securities. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the market value of the Company’s longer-term available-for-sale investments. The Company generally directs investments towards high-credit-quality, fixed-rate municipal and government securities and manages the available-for-sale portfolio to a benchmark duration of two and one-half to three years. The Company does not utilize derivative financial instruments to manage interest rate risk.

     The Company’s investment portfolios and the earnings from these portfolios have been impacted by the decreasing interest rate environment, as the Federal Funds rate decreased from 6.50% at the end of fiscal 2000 to the current rate of 1.00%. The decreasing interest rate environment has negatively affected net income growth in fiscal years 2004, 2003, and 2002, and generated significant unrealized gains for the Company’s longer-term available-for-sale portfolio during most of the same periods. The Company has mitigated some of the impact of lower interest rates on earnings by realizing gains from the sale of investments. When interest rates begin to rise, the full benefit of higher interest rates will not immediately be reflected in net income due to the interaction of long- and short-term interest rate changes as discussed below.

     Increases in interest rates increase earnings from the Company’s short-term investments, which totaled approximately $1.5 billion at May 31, 2004, and over time will increase earnings from the Company’s longer-term available-for-sale investments, which totaled approximately $1.4 billion at May 31, 2004. Earnings from the available-for-sale-investments, which currently have an average duration of 2.1 years, will not reflect increases in interest rates until the investments are sold or mature and the proceeds are reinvested at higher rates. An increasing rate environment will generally result in a decrease in the fair value of Company’s investment portfolio.

     The following table summarizes the changes in the Federal Funds rate over the last three fiscal years:

	2004	2003	2002
Federal Funds rate — beginning of fiscal year	1.25%	1.75%	4.00%
Rate decrease:
First quarter	(.25)	—	(.50)
Second quarter	—	(.50)	(1.50)
Third quarter	—	—	(.25)
Fourth quarter	—	—	—

Federal Funds rate — end of fiscal year	1.00%	1.25%	1.75%

Three-year “AAA” municipal securities yields — end of fiscal year	2.50%	1.40%	2.75%

     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short-term and available-for-sale investments, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous. Subject to these factors, a 25-basis-point change generally affects the Company’s tax-exempt interest rates by approximately 17 basis points.

     The total investment portfolio is expected to average approximately $3.3 billion in fiscal 2005. The Company’s normal and anticipated allocation is approximately 60% invested in short-term securities with an average duration of thirty days and 40% invested in available-for-sale municipal securities with an average duration of two and one-half to three years. The Company estimates that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at this point in time would be in the range of $3.5 million to $4.0 million for fiscal 2005.

     The combined funds held for clients and corporate available-for-sale investment portfolios reflected a net unrealized loss of $4.2 million at May 31, 2004, compared with net unrealized gains of $45.0 million at May 31, 2003 and $26.7 million at May 31, 2002. During the fourth quarter of fiscal 2004, interest rates on longer-term securities began to increase while short-term rates remained fairly consistent. The three-year “AAA” municipal securities yield increased to 2.50% at May 31, 2004 from 1.58% at February 29, 2004. This trend in longer-term interest rates resulted in a decrease in the fair value of the Company’s investment portfolios, as the Company’s $25.0 million net unrealized gain position at February 29, 2004 changed to a $4.2 million net unrealized loss position at May 31, 2004. During fiscal 2004, the net unrealized gain or loss position ranged from approximately $7.6 million net unrealized loss to $49.6 million net unrealized gain. The range of unrealized gains in fiscal 2003 was $22.3 million net unrealized gain to $49.7 million net unrealized gain. The net unrealized loss position of the Company’s investment portfolios was approximately $6.8 million at June 21, 2004.

     As of May 31, 2004 and May 31, 2003, the Company had $1.4 billion invested in available-for-sale securities at fair value, with weighted average yields to maturity of 2.3% and 3.1%, respectively. Assuming a hypothetical increase in both short-term and longer-term interest rates of 25 basis points, the resulting potential decrease in fair value for the portfolio of securities at May 31, 2004 would be in the range of $7.0 million to $7.5 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical decrease or increase in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity, and with no related or immediate impact on the results of operations.

     Credit risk: The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA- and AA-rated securities and A-1-rated short-term securities, and by limiting amounts that can be invested in any single instrument. At May 31, 2004, all available-for-sale and short-term securities classified as cash equivalents held an A-1 or equivalent rating, with over 99% of available-for-sale securities holding an AA rating or better.